Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 15, 2015

Registration Statement No. 333-181985-04

PXD DETAILS** $1.506bn Mercedes-Benz Auto Receivables Trust(MBART) 2015-1 Joint Leads: MUFG (Structuring), BAML, SocGen
Co-Managers: BNP, SMBC

CLS	AMT($MM)	WAL	RATING(S/D)	WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A1	$369.00	0.26	A-1+/R-1(H)	1-7	2/16	8/16		0.39%	0.39%	100.00000
A2A	$323.00	1.10	AAA/AAA	7-21	4/17	6/18	EDSF+27	0.823%	0.82%	99.99825
A2B	$215.00	1.10	AAA/AAA	7-21	4/17	6/18	1ML +27		1ML+27	100.00000
A3	$441.58	2.37	AAA/AAA	21-39	10/18	12/19	ISWP+35	1.349%	1.34%	99.98783
A4	$157.00	3.62	AAA/AAA	39-47	6/19	12/21	ISWP+37	1.762%	1.75%	99.98053

Deal Summary:
*	PRICING SPEED:	1.30% ABS with 5% clean-up call
*	EXP SETTLE:	July 22, 2015
*	FIRST PAY DATE:	August 17, 2015
*	REGISTRATION:	SEC Registered / Public
*	ERISA Eligible:	Yes
*	MIN DEMOMINATION:	$1k x $1k
*	BLOOMBERG TICKER:	MBART 2015-1
*	BILLING & DELIVER:	MUFG

* CUSIPS
A-1	58772P	AA6
A-2A	58772P	AB4
A-2B	58772P	AC2
A-3	58772P	AD0
A-4	58772P	AE8

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM MITSUBISHI UFJ SECURITIES (USA), INC. BY CALLING 1-877-649-6848.